Exhibit 5.1

LAW OFFICES OF IRVING ROTHSTEIN
_____________________ TELECOPIER (718) 228-5639	ATTORNEY AT LAW 1060 EAST 23RD STREET BROOKLYN, N.Y. 11210 (718) 513-4983	_____________________ E-MAIL irv@irlegal.com
February 26, 2004

Viropro Inc.

3163 Kennedy Boulevard

Jersey City, New Jersey 07306

Gentlemen:

As counsel for your Company, I have examined your Articles of Incorporation, By-Laws, and such other corporate records, documents and proceedings and such questions of law as I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-4, covering the registration under the Securities Act of 1933, as amended, of the proposed offer and sale of 20,000,000 shares of common stock  (the "Common Shares").   My review has included the exhibits and form of prospectus.

On the basis of such examination, I am of the opinion that:

1.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to con- duct the business which it conducts as described in the Registration Statement.

2.

The Common Shares are duly and validly authorized and when issued as described in the Registration Statement will be fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the mention of my name in the “Legal Matters” section of the Prospectus.

Very truly yours,

/s/ Irving Rothstein

Irving Rothstein